Exhibit 99.1

P R E S S R E L E A S E
Contact: Investor Relations 804.289.9709	BRINK’S CORPORATE The Brink’s Company 1801 Bayberry Court Richmond, VA 23226

Brink’s Expands Board of Directors
with Appointment of Keith R. Wyche

RICHMOND, Va., September 29, 2022 — The Brink’s Company (NYSE:BCO) today announced the appointment of Keith R. Wyche to its board of directors. Wyche’s appointment is effective Dec. 7, 2022, and expands the company’s board from nine to 10 members.

Wyche currently is a corporate officer and vice president, Community Engagement and Support, at Walmart. He is also a nationally recognized author and thought leader in the areas of talent management and diversity, equity and inclusion.

“I am honored to join the Brink’s board and look forward to leveraging my experience across the technology, manufacturing, and multi-unit retail industries as Brink’s continues to execute its growth strategy,” said Wyche. “I am excited to contribute to their efforts to evolve the industry by digitizing cash management, as well as the workplace by creating a more diverse and inclusive environment.”

“Keith’s proven leadership abilities, combined with his deep retail experience, will provide invaluable insight to our board and management team, as we continue to bring digital solutions to retailers and financial institutions globally,” said Mark Eubanks, president and CEO of Brink’s.

Prior to Walmart, Wyche held leadership roles in operations at Pitney Bowes and Convergys (now a part of Concentrix), and served as president at two of SuperValu’s grocery chains, Cub Foods and Acme Markets. Wyche serves on the board of directors at the non-profit Skills for Chicagoland’s Future. He is a past independent board director at WMS Industries, now a wholly owned subsidiary of Scientific Games Corporation. Other board experience includes positions at the National Black MBA Association, Executive Leadership Council and National Sales Network.

Wyche holds a Bachelor of Business Administration degree from Cleveland State University, and an MBA from Baldwin Wallace University.

About The Brink’s Company The Brink’s Company (NYSE:BCO) is the global leader in total cash management, route-based secure logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 53 countries serves customers in more than 100 countries. For more information, please visit our website at www.brinks.com or call 804-289-9709.

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